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                                                                     Exhibit 5.1


                               SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000




                                                               December 22, 2000




UBS AG,
  Bahnhofstrasse 45,
    CH-8098 Zurich,
      Switzerland.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of the guarantees (the "Guarantees") issued by UBS AG, a Swiss banking corporation ("UBS"), of the obligations of UBS Americas, Inc. (as successor to Paine Webber Group Inc.), a Delaware corporation (the "Company") under the debt securities and other securities listed in Annex A (the "Securities"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Guarantees will constitute valid and legally binding obligations of UBS AG, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  We note that, as of the date of this opinion, a judgment for money in an action based on the Guarantees, insofar as they relate to a Security denominated in a foreign currency, in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Securities

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UBS AG                                                                       -2-



are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In giving such opinion, we have assumed that UBS AG has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, and that UBS AG has duly authorized, executed and delivered the Guarantees.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that each of the Guarantees has been duly authorized, executed and delivered by each of the parties thereto other than UBS AG and UBS Americas Inc., assumptions which we have not independently verified.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in each of the Prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                              Very truly yours,

                                              /s/ SULLIVAN & CROMWELL
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Annex A

Medium-Term Senior Notes, Series C
Medium-Term Subordinated Notes, Series D

$150,000,000 of 9 1/4% Notes Due 2001
$100,000,000 of 7 7/8% Notes Due 2003
$200,000,000 of 6 1/2% Notes Due 2005
$100,000,000 of 6 3/4% Notes Due 2006
$200,000,000 of 7 5/8% Notes Due 2014
$125,000,000 of 8 7/8% Notes Due 2005
$125,000,000 of 8 1/4% Notes Due 2002
$150,000,000 of 7 5/8% Notes Due 2008
$250,000,000 of 6.55% Notes Due 2008
$340,000,000 of 6.45% Notes Due 2003
$525,000,000 of 6 3/8% Notes Due 2004
$275,000,000 of 7 5/8% Notes Due 2009
$175,000,000 of 7 3/4% Notes Due 2002
8.30% Junior Subordinated Debentures Due 2036
8.08% Junior Subordinated Debentures Due 2037
8.30% Preferred Trust Securities (liquidation amount $25 per security) 8.08% Preferred Trust Securities (liquidation amount $25 per security)

Guarantee Agreement relating to
     the trust securities of
     PWG Capital Trust I

Guarantee Agreement relating to the
     trust securities of PWG
     Trust II